 Exhibit 99.1 - Press Release

CMG Holdings, Inc. Adds Powerhouse Board of Director

January 15, 2014 / Chicago, Illinois / ACCESSWIRE / CMG Holdings Inc. (CMGO-OTCBB) Despite being on the precipice of a new trailblazing era, CMG Holdings, Inc. went out and added more firepower to its revamped Board of Directors by adding the multi-dimensional David J. Kovacs to the Board. With the addition of Mr. Kovacs to the Board, CMG has acquired one of the most respected minds in the world of investment and private equity.

Not only does Kovacs bring a standout resume and a stellar list of accomplishments, but he himself is a great story. As a student at Columbia University and City University (NY), Mr. Kovacs completed his undergraduate degree at age 18, finishing the required coursework in two years and earning a triple major in Finance, Economics and Biochemistry.

“This is like having a 50-0 record and being able to pick-up Michael Jordan as a mid-season free agent for the championship run,” said Jeff Devlin, CEO of CMG Holdings, Inc. “David will have an immediate impact on how we proceed with our current projects as well as how we approach new initiatives.”

A veteran of the investment banking and private equity sectors for over 10 years, Mr. Kovacs is currently the head of Investment Banking and Private Equity for Fitch Learning. Mr. Kovacs is also the Managing Director of Private Equity for Strategic Acquisitions, a $2 billion real estate investment firm.

Prior to his current roles, Mr. Kovacs focused on private equity as a Managing Director at The Hinduju Group, one of the largest diversified groups in the world with over $50 billion under management. Mr. Kovacs also worked in various capacities at Citigroup and Blackstone Group in their investment banking and private equity divisions.

“I am impressed with the manner in which the new management turned CMG into a debt free company in such a short period of time but what is even more striking to me is their incredible vision,” Kovacs said. “I feel this is a great time to be involved in corporate acquisitions given that company valuations meet certain criteria. I look forward to being an integral part of CMG and hope that my expertise will complement the existing talents within CMG.”

With his experience in mature and emerging markets as a training specialist in venture capital, investment banking, and private equity, Mr. Kovacs is also a highly coveted speaker. Mr. Kovacs has lectured at over 100 universities, including the majority of Ivy League schools. He was a lead instructor for the Securities & Exchange Commission and has given talks to industry leaders such as Barclays, JP Morgan, RBC, Morgan Stanley, Deutsche Bank and the Abu Dhabi Investment Authority.

CMG Holdings Group, Inc., a marketing communications holding company, engages in the acquisition and operation of organizations in the alternative advertising, digital media, experiential and interactive marketing, entertainment, and Internet content publication and distribution technology sectors. Its experiential marketing business is involved in the production and promotion, event design, sponsorship evaluation, negotiation and activation, talent buying, show production, and data analysis and management activities; and the provision of branding and design services to provide its clients with custom private digital media networks to design and develop individual broadcasting digital media channels to sell, promote, and enhance their digital media video content through mobile, online, and social media.

CMG’s event management business engages in marquis hospitality, sponsorships and licensing, broadcast production, and implementation of events, including hospitality services to clients in sports sectors. Its Internet content publication and distribution software business offers embedded audio navigation, and Internet content publication and distribution software that enable the conversion of any media into accessible formats, as well as allows for real time distribution to end users on any Internet connected device; and solutions that include e-learning and e-commerce systems.

CMG Holdings Group, Inc. is based in New York, New York.

Forward looking statements:

Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of the future performance of CMG and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

For more information:

At The Company:

Mr. Jeff Devlin, CEO

captjedge@aol.com

646-820-1580

Source: CMG Holdings Group, Inc.